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                                                                Exhibit 3(i)(hh)


                               ARTICLES OF ORGANIZATION

                                          OF

                             UPPER MICHIGAN HOLDINGS, LLC


     The undersigned sets forth the following as the Articles of Organization of Upper Michigan Holdings, LLC (the "Company"), a Virginia limited liability company:

     1.   NAME.     The name of the Company shall be "Upper Michigan Holdings,
LLC".

     2.   REGISTERED AGENT AND ADDRESS.    The initial registered office of the
Company is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219 located in the City of Richmond, Virginia, and the name of the initial registered agent of the Company at the foregoing address is Charles W. Laughlin, an individual who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

     3.   PRINCIPAL OFFICE.    The principal office of the Company is 420 N.W.
Fifth Street, Suite 3-B, Evansville, Indiana 47708, located in the City of Evansville, Indiana.

     4.   DURATION.    Unless sooner terminated by operation of law or
otherwise, the latest date on which the Company shall be dissolved, its existence terminated, and its affairs wound up is fifty (50) years from the date of issuance of the Company's Certificate of Organization by the State Corporation Commission of Virginia.

     Witness the following signature this 20th day of January, 1998.



                                        -------------------------------
                                        Alison V. Fauls, Organizer